Exhibit 10.18

Loan Agreement

Place of contract: 101, True Digital Park Building, 4th Floor, 408, Sukhumvit Road, Bangchak, Pra Khanong, Bangkok

This Loan Agreement is made and entered into as of October 28, 2022 (“Execution Date”) between

Tree Roots Entertainment Group Company Limited (hereinafter called the “Lender”), corporate ID 0105562057751, by Athid Nanthawaroon and Chawanwat Ariyawararom, authorized directors of the company. The address of the company is at 695, Soi Sukhumvit 50, Sukhumvit Road, Pra Khanong, Klongtoey, Bangkok.

HotPlay (Thailand) Company Limited (hereinafter called the “Borrower”), corporate ID 0105563042200, by Athid Nanthawaroon and John Todd Bonner, authorized directors of the company. The address of the company is at 46 Rungrojthanakul, 12th Floor, Ratchadaphisek Road, Huaykwang, Bangkok.

Both parties agree as follows,

1.	The Borrower desires to borrow the principal sum of THB 15,500,000 (“Loan Amount”) from the Lender for its operation and the Lender agrees to lend the aforesaid Loan Amount, of which repayment date is on November 11, 2022 (“Repayment Date”)

2.	The Lender agrees to make the Loan Amount available to the Borrower via wire transfer on October 28, 2022. The Borrower’s bank account is detailed below,

Bank account name	HotPlay (Thailand) Company Limited
Bank	Siam Commercial Bank Public Company Limited
Account number
Brach	Bangchak

3.	The Borrower agrees to pay the interest at the rate of 15% per annum from time to time in effect. The Borrower agrees to repay the Loan Amount together with the interest on Repayment Date by wire transfer to the Lender’s bank account detail below,

Bank account name	Tree Roots Entertainment Group Company Limited
Bank	TMBThanachart Bank Public Company Limited
Account number
Branch	Paholyothin

4.	Apart from this Loan Agreement, the Borrower agrees to repay the loan amount in respect of convertible notes no. HP/2020/08, HP/2021/02 and HP/2021/03, with the principal amount of THB 10,000,000 (Appendix 1 – 3), and accrued interest of THB 598,356.18 or a total of 10,598,356.18.

5.	All payments made hereunder this Loan Agreement shall be made free and clear of and without any deductions or withholdings, except withholding tax on interest according to tax legislation. The Borrower shall be liable to the Lender for any deductions made other than stated herein.

6.	As security for the performance of the obligations under the Loan Agreement, Nithinan Boonyawattanapisut (the “Guarantor”) agrees to guarantee to the Lender, the due and punctual payment of the payments under this Loan Agreement. The Guarantor hereby pledges her own shares of 2,266,082 common shares in NextPlay Technologies Inc. with the value of THB 6.84 per share (the “Mortgage Facility) as set forth in Pledge and Security Agreement dated October 28, 2022.

In the event that the Guarantor makes the repayment of Borrower’s obligation, the Lender and Borrower agree that the Guarantor takes on all the rights that the Lender had against the Borrower for reimbursement under the conditions set forth in this Loan Agreement.

7.	Borrower acknowledges that the repayment date had been set out under this agreement and the loan provided by the Lender will be crucial to the business operation of the Lender on the Repayment Date. Repayment amount and the timing of repayment are essential terms and conditions under this Loan Agreement, considering as a breach of the contract. Failure to make a payment of principal amount or interest could cause the damages to the Lender, hence other than repayment of interest, the Borrower agrees to

7.1	the Lender may terminate this Loan agreement and all principal and interest become immediately due and payable. The Lender hereby reserves its right to bring suits, claims, and actions for any and all causes of action arising from this Agreement.

7.2	the Borrower agrees to be liable for compensate of damages incurred by the Lender due to the failure of payment due, including duty stamp, expense for warning and asking for payment, as well as costs, attorney’s fees and expenses incurred in proceedings for the performance obligation according to this contract as from the due date up to the date that full repayment is made.

7.3	The Lender shall have the right in its discretion to exercise either both clause 7.1 and 7.2, or partial exercise or not exercising its right. The failure to exercise, and delay in exercising shall not preclude any other or future exercise thereof.

7.4	Borrower waives the right to proceed in any action, suit, proceeding or counterclaim of any kind arising out of or related to any of the Loan Agreement.

7.5	The Borrower agrees to be charged at 15% per annum of overdue balances which comprise of penalties and other payments under this agreement as from the due date up to the date that full repayment is made.

8.	All notices and other communications made or required to be given pursuant to the Loan Agreement shall be in writing and shall be deemed given if delivered by registered mail to the address specified in this agreement. It shall be the responsibility of each of the parties to this Agreement to notify all other parties of their respective addresses and any changes thereof within 15 days from such changes, and any objections to the performance of any act required hereunder based upon a failure to receive a notice mailed in conformity with the provisions of this Agreement shall be meritless.

9.	Others

9.1	The Lender reserves the right, at any time while the Obligations remain outstanding, to assign or otherwise transfer of any or all of the Lender’s interest under the Loan Agreement. The Borrower consents to the Lender’s releasing financial and other information regarding the Borrower in connection with any such offering.

9.2	In the event any provision or part of this Agreement is found to be invalid or unenforceable, only that particular provision or part so found, and not the entire Agreement, will be inoperative. Both parties agree that the remaining provisions of this Agreement shall be unaffected thereby and shall continue to be valid and enforceable.

9.3	Borrower hereby grants to Lender a right of offset to secure the repayment of the obligations under this agreement upon any proceeds therefrom now or hereafter held or received by or in transit to the Lender from the account of Borrower. Lender is authorized at any time and from time to time, without notice to Borrower, to offset, appropriate, and apply any and all of those items against the Obligations.

This agreement is executed in two (2) originals, each of which shall be deemed an original and together shall constitute one and the same agreement. Each Party acknowledges that it has read and understands this agreement.

IN WITNESS WHEREOF the parties hereto have executed this Agreement and affix with company seal (if any) as of the day and year first above written.

Tree Roots Entertainment Group Co., Ltd.		HotPlay (Thailand) Co., Ltd.
(“Lender”)		(“Borrower”)

/s/ Chawanwat Ariyawararom	(Director)	/s/ Athid Nanthawaroon	(Director)
(Chawanwat Ariyawararom)		(Athid Nanthawaroon)

/s/ Athid Nanthawaroon	(Director)	/s/ John Todd Bonner	(Director)
(Athid Nanthawaroon)		(John Todd Bonner)

/s/ Peerapol Treelertkul	(Witness)	/s/ Nithinan Boonyawattanapisut	(Director)
(Peerapol Treelertkul)		(Nithinan Boonyawattanapisut)

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